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                                                                     Exhibit 8.4

                         AMERITRANS CAPITAL CORPORATION

                     Non-Employee Director Stock Option Plan

         This Non-Employee Director Stock Option Plan dated _________, 1999 (the "Plan") governs options to purchase Common Stock, $0.0001 par value (the "Common Stock"), of Ameritrans Capital Corporation (the "Company") granted on or after the date hereof by the Company to members of the Board of Directors (the "Board") of the Company who are not also employees, officers or interested persons (as defined in Section 2 below) of the Company. The purpose of the Plan is to attract and retain qualified persons to serve as Directors of the Company and to encourage ownership of stock of the Company by such Directors so as to provide additional incentives to promote the success of the Company.

1.       Administration of the Plan.

         Grants of stock options (individually referred to herein as an "Option" and collectively as "Options") under the Plan shall be automatic as provided in
Section 6 hereof. However, all questions of interpretation with respect to the Plan and Options granted under it shall be determined by a committee (the "Committee") consisting of the Directors of the Company who are not eligible to participate in the Plan, and such determination shall be final and binding upon all persons having an interest in the Plan.

2.       Persons Eligible to Participate in the Plan.

         Members of the Board who are not also officers or employees of the Company shall be eligible to participate in the Plan ("Eligible Directors").

3.       Shares Subject to the Plan.

         (a) Number of Shares. The aggregate number of shares of Common Stock of the Company which may be optioned under this Plan is 75,000 shares. In the event of a stock dividend, split-up, combination or reclassification of shares, recapitalization or similar capital change relating to the Common Stock, the maximum aggregate number and kind of shares or securities of the Company as to which Options may be granted under this Plan and as to which Options then outstanding shall be exercisable, and the exercise price of such Options, shall be appropriately adjusted by the Committee (whose determination shall be conclusive) so as to preserve the value of the Option.

         (b) Effect of Certain Transactions. In order to preserve an Eligible Director's rights under an Option in the event of a change in control of the Company, the Committee in its discretion may, on the Date of Grant (as defined in Section 6(b) below) or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Option, (ii) provide for payment to the Eligible Director of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the Option had the Option been exercised or paid upon the change in control, (iii) adjust the terms of the Option in a manner determined by the Committee to reflect the change in control, (iv) cause the Option to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to the Eligible Director and in the best interest of the Company.

         (c) Restoration of Shares. If any Option expires or is terminated unexercised or is forfeited for any reason, the shares subject to such Option, to the extent of such expiration, termination or forfeiture, shall again be available for granting pursuant to Options under the Plan.

         (d) Reservation of Shares. The Company shall at all times while the Plan is in force reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.


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4.       Types of Options.

         All Options granted under this Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended.

5.       Form of Options.

         Options granted hereunder shall be evidenced by a writing delivered to the optionee specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

6.       Grant of Options and Option Terms.

         (a) Initial Grant of Options. On the later of (i) date of the approval of the Plan (the "Approval Date") by the Securities and Exchange Commission in accordance with the 1940 Act, or (ii) the first anniversary of the election or appointment of such Director to the Board (the "First Anniversary Date"), providing such Director is then serving, each of the following Directors shall automatically be granted Options to purchase the number of shares of Common Stock determined by dividing $50,000 by the Current Market Value (as defined in Section 6(c) below) on the date indicated opposite each Director's name (the "Initial Grants") provided each such Director is serving on the Company's Board as an Eligible Director on the Approval Date or the First Anniversary Date, as the case may be:

         Name of Director             Automatic Grant Date
         Paul Creditor                Approval Date
         John Acierno                 Approval Date
         Alan Kaplan                  Approval Date
         Marvin Sabesan               Approval Date

         (b) Automatic Grant of Options. At each annual meeting of the stockholders of the Company after the Approval Date, each new Eligible Director elected at such meeting shall automatically be granted on such new Eligible Director's First Anniversary Date of such election an Option to purchase the number of shares of Common Stock determined by dividing $50,000 by the Current Market Value of the Common Stock on such First Anniversary Date of such election. In addition, upon the election of an Eligible Director other than at an annual meeting of stockholders (whether by the Board or the stockholders and whether to fill a vacancy or otherwise), each such Eligible Director shall automatically be granted an Option on the First Anniversary Date of the election of an Eligible Director other than at an annual meeting of stockholders to purchase that number of shares that is determined by dividing $50,000 by the Current Market Value of the Common Stock on the First Anniversary Date of such election. After the Initial Grants have been made, all subsequent grants of Options to Eligible Directors upon the First Anniversary Date of their election to the Board shall be referred to as "Automatic Grants." The "Date of Grant" for the Initial Grants shall be the Approval Date and the Date of Grant for the Automatic Grants shall be the First Anniversary Date of the election as a new Eligible Director, whether at an annual meeting or otherwise, as the case may be. No Options shall be granted hereunder after ten years from the date on which this Plan was initially approved and adopted by the Board.

         (c) Exercise Price. The price at which shares may from time to time be optioned shall be determined by the Committee, provided that such price shall not be less than the current market value (the "Current Market Value") of the Common Stock on the date of grant, or if no such market value exists, then the current net asset value of the Common Stock of the Company or such other lawful consideration as the Committee may determine.

         (d) Term of Option. The term of each Option granted under this Plan shall be five years from the Date of Grant.

         (e) Period of Exercise. Options granted under this Plan shall become exercisable commencing 12 months after the Date of Grant. Directors holding exercisable Options under this Plan who cease to be Eligible Directors for any reason, other than death, may exercise the rights they had


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under such Options at the time they ceased to be an Eligible Director; provided, however, no additional Options held by such Directors shall be exercisable thereafter. Upon the death of a Director, those entitled to do so under the Director's will or the laws of descent and distribution shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights that were available to the Director at the time of his or her death. Options granted under the Plan shall terminate, and no rights thereunder may be exercised, after the expiration of five years from their Date of Grant.

         (f) Method of Exercise and Payment. Options may be exercised only by written notice of the Company at its executive offices accompanied by payment of the full exercise price for the shares of Common Stock as to which they are exercised. The exercise price shall be paid in cash or by check or by the surrender of unrestricted shares of Common Stock or by any combination of the foregoing. Upon receipt of such notice and payment, the Company shall promptly issue and deliver to the optionee (or other person entitled to exercise the Option) a certificate or certificates for the number of shares as to which the exercise is made.

         (g) Non-transferability. Options granted under this Plan shall not be transferable by the holder thereof otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the holder's lifetime, only by him or her.

         (h) Withholding. The optionee shall pay to the Company, or make provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in respect of any Options under the Plan no later than the date of the event creating the tax liability. The Company and any parent corporation or subsidiary corporation of the Company (as defined in Sections 424(e) and (f), respectively, of the Code) may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the optionee.

7.       Limitation of Rights.

         (a) No Right to Continue as a Director. Neither the Plan nor the granting of an Option or any other action taken pursuant to the Plan, shall constitute an agreement or understanding, express or implied that the Company will retain an optionee as a Director for any period of time or at any particular rate of compensation.

         (b) No Stockholders' Rights for Options. No Director shall have any rights as a stockholder with respect to the shares covered by his or her Option until the date he or she exercises such Option and pays the Option price to the Company, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such Option is exercised and paid for.

8.       Amendment or Termination.

         The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any stockholder approval that the Board determines to be necessary or advisable, provided that the Participant's consent will be required for any amendment, suspension or termination that would adversely affect the rights of the Participant under any outstanding Options.

9. No Fractional Shares. All grants of Options shall be rounded to the nearest whole share and no Options representing fractional shares shall be issued.

10. Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of New York.

11. Successor to Elk Associates Funding Corporation Non-Employee Director Stock Option Plan.

         (a) Notwithstanding anything herein, this Plan shall be effective only upon the consummation of a Share Exchange Plan with Elk Associates Funding Corporation ("Elk") pursuant to which each outstanding share of the common stock, par value $0.01 per share of Elk (the "Elk Common Stock"), would vest in the Company, Elk would become a wholly-owned subsidiary of Ameritrans, and the holders


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of all the outstanding shares of Elk Common Stock would become the stockholders of the Company and receive one share of the Company for each share of Elk owned (the "Share Exchange").

         (b) Upon completion of the Share Exchange, and without any further action on the part of the Company or of Elk, this Plan will be deemed to be the successor plan to the Elk Associates Funding Corporation Non-Employee Director Stock Option Plan (the "Elk Director Plan"), election or appointment as a director of Elk will be deemed to be election or appointment as a director of the Company for purposes of Sections 6(a) and (b) hereof, and options issued under Section 6(a) (Initial Grant of Options) of the Elk Director Plan will be deemed to have been issued pursuant to this Plan, and (iii) upon consummation of the Share Exchange, options, if any, granted under the Elk Director Plan would be treated as options granted under this Plan and will be exercisable only to purchase shares of the Company's Common Stock.

This Plan was approved by the Board of Directors on May 21, 1999. This Plan was approved by the Stockholders on May 21, 1999. This Plan was approved by the Securities and Exchange Commission on August 31, 1999.